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                                                             Exhibit 99(a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase dated May 17, 2002 and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal, which are being mailed to all holders of shares. Capitalized terms not defined in this announcement have the meanings ascribed to such terms in the Offer to Purchase. We are not aware of any jurisdiction where the making of the offer or its acceptance would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares in the offer is not in compliance with the laws of such jurisdiction, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by UBS Warburg LLC ("UBS Warburg"), the Dealer Manager of this offer, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                      LONE STAR STEAKHOUSE & SALOON, INC.
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT IN EXCESS OF
                     $22.50 NOR LESS THAN $20.50 PER SHARE

     Lone Star Steakhouse & Saloon, Inc., a Delaware corporation ("Lone Star" or the "Company"), invites its stockholders to tender Lone Star common stock, par value $0.01 per share, for purchase by Lone Star. We are offering to purchase up to 4,000,000 shares at a price not in excess of $22.50 nor less than $20.50 per share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their shares. Our offer is being made upon the terms and subject to the conditions described in the Offer to Purchase dated May 17, 2002 and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer.

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE 14, 2002, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

     We believe that the offer is a prudent use of our financial resources given our significant cash balance of over $100
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million, debt-free balance sheet and projected cash flow from operations. The
Board of Directors chose to commence the offer after exploring various strategic alternatives to maximize stockholder value, including a sale of the Company.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OR AS TO THE PURCHASE PRICE AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY WILL TENDER THEM. IN DOING SO, STOCKHOLDERS SHOULD CONSIDER OUR REASONS FOR MAKING THE OFFER. ALTHOUGH NO EXECUTIVE OFFICERS OR DIRECTORS HAVE INDICATED AN INTENTION TO TENDER SHARES IN THE OFFER, THEY RESERVE THE RIGHT TO DO SO, FOR THEMSELVES OR FOR ACCOUNTS FOR WHICH THEY HAVE CONTROL. THE INTENTIONS OF SUCH PARTIES AND THE NUMBER OF SHARES THEY MAY TENDER MAY CHANGE DEPENDING UPON MARKET, ECONOMIC OR BUSINESS CONDITIONS EXISTING AS OF THE CLOSE OF THE TENDER OFFER PERIOD.

     We will determine a single per share price that we will pay for all shares that we purchase in the offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered. Only shares properly tendered at prices at or below that purchase price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

     The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, June 14, 2002. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will mean the latest time and date at which the offer, as extended by us, will expire. We reserve the right, in our sole discretion, to purchase more than 4,000,000 shares pursuant to the offer. For purposes of the offer, we will be deemed to have accepted for payment, and therefore purchased, subject to the "odd lot" priority, proration and conditional tender provisions of the offer, shares properly tendered at or below the selected purchase price and not properly withdrawn only when, as and if we give oral or written notice to Wachovia Bank, N.A., the Depositary for the offer, of our acceptance of shares for payment pursuant to the offer. Payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares, or a timely confirmation of a book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer
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Facility, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, and any other required documents.

     Upon the terms and subject to the conditions of the offer, if at the expiration of the offer more than 4,000,000 shares, or a greater number of shares as we may elect to purchase, have been validly tendered at prices at or below the purchase price and not properly withdrawn, we will purchase shares validly tendered and not properly withdrawn on the following basis:

     (a) First, we will purchase all shares tendered and not properly withdrawn prior to the Expiration Date by an Odd Lot Holder who:

          (1) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

          (2) completes the section entitled "Odd Lot Tender" in the Letter of Transmittal and, if applicable, the section entitled "Odd Lots" in the Notice of Guaranteed Delivery;

     (b) Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
Section 1 of the Offer to Purchase, we will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares as described in the Offer to Purchase; and

     (c) Third, after (a) and (b) above, we will purchase shares conditionally tendered at or below the purchase price by the Expiration Date selected by lot.

     We expressly reserve the right to extend the period of time during which the offer is open, at any time or from time to time before the Expiration Date, by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer. During any extension, all shares previously tendered and not properly withdrawn will remain subject to the offer and to the rights of a tendering stockholder to withdraw the stockholder's shares.

     We also expressly reserve the right, in our sole discretion, to delay payment for any shares not theretofore paid, or to terminate the offer and not to accept for payment or pay for any shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in Section 5 of the Offer to Purchase or to amend the offer in any respect, including increasing or decreasing the number of shares we may purchase by making a public announcement of the postponement, termination or amendment. We reserve the right to purchase an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer.

     Tenders of shares may be withdrawn at any time before the Expiration Date and, unless previously accepted for payment by us pursuant to the offer, may also be withdrawn at any time


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after 12:00 midnight, New York City time, on Monday, July 15, 2002. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses described on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we, nor the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in any tender or notice of withdrawal, nor will any of us incur liability for failure to give any notice.

     The receipt of cash in exchange for shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. Each holder will be treated as either (1) disposing of his or her shares in a taxable sale or (2) receiving a dividend distribution. A holder whose receipt of cash is not essentially equivalent to a dividend will be treated as disposing of his or her shares in a taxable sale. Each stockholder is urged to consult a tax advisor as to the particular consequences relating to the offer. For a more complete description of certain U.S. federal income tax consequences of the offer see
Section 13 of the Offer to Purchase.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies for soliciting tenders of shares under the offer (other than for fees and reimbursements described in the Offer to Purchase). The information required to be disclosed by Rule 13e-4(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares whose names appear on our stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose
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names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS SHOULD READ THEM CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES.

     Questions and requests for assistance may be directed to, and stockholders may request additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from, the Information Agent or the Dealer Manager at their addresses and telephone numbers below.

                    The Information Agent for the Offer is:

                                 Innisfree LOGO

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834

                      The Dealer Manager for the Offer is:
                                  UBS Warburg
                                299 Park Avenue
                            New York, NY 10171-0026
                          Call Collect: (212) 821-5005
May 20, 2002